Appendix I

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED. THIS NOTE IS SUBJECT TO THE INTERCREDITOR AGREEMENT REFERRED TO HEREIN, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE COMPANY.

FORM OF SUBORDINATED NOTE

$8,000,000.00	[DATE]

        FOR VALUE RECEIVED, the undersigned, National Home Health Care Corp., a corporation organized and existing under the laws of the State of Delaware (the “Company”), hereby promises to pay to Frederick Fialkow, or permitted, registered assigns (collectively, the “Holder”), the principal sum of EIGHT MILLION DOLLARS ($8,000,000.00) due [________](1) (the “Maturity Date”), with interest (computed on the basis of a 360-day year of twelve 30-day months) on the unpaid balance thereof at the rate of 8.00% per annum.

    1.        Interest shall be payable quarterly in arrears on [___],[___],[___] and [___] of each year (including on the Maturity Date), beginning with [___](2)(each such date, an “Interest Payment Date”), or, if any such date is a Saturday, Sunday or legal holiday, then on the next day which is not a Saturday, Sunday or legal holiday.

    2.        Payments of principal of and interest on this Note are to be made in lawful money of the United States of America by wire transfer of immediately available funds to the bank account specified by Holder or such other place Holder shall have designated by written notice. The principal amount of this Note, together with all accrued interest thereon, shall be due and payable on the Maturity Date.

    3.        Without the written consent of Holders owning a majority of the aggregate principal amount then outstanding under this Note, the Company may not:

        (a)        make any payment of management or consulting fees (however denominated) to AG Home Health LLC or any Person directly or indirectly controlling, controlled by, or under common control with (each an “Affiliate”), AG Home Health LLC (other than a subsidiary of the Company) in excess of $[_______] per annum; provided, that, for the avoidance of doubt, the Company is permitted to pay management fees to Eureka Capital Partners, LLC, not in excess of $400,000 per annum;

_________________

(1)     Insert date which is sixty-six months after the date hereof (i.e., six months after the expiration of the full original term of the senior financing which is a condition to closing of the Merger Agreement).

(2)     The interest payment dates are to be set at three-month intervals, beginning with the end of the third month following the date of issuance.

        (b)        declare or pay any cash dividend with respect to any of its capital stock; or

        (c)        make any loan or advance to AG Home Health LLC or any Affiliate of AG Home Health LLC.

    4.        Other than pursuant to a Permitted Transfer, the Holder agrees that, he will not sell, assign, convey, pledge, hypothecate, give, encumber, contract to sell, grant any options for the sale of or otherwise transfer (each, a “Transfer”) all or any portion of this Note. For purposes of this Note, “Permitted Transfer” means any Transfer by the Holder of all or any part of this Note (i) to a trust for the primary benefit of the Holder’s spouse, parent, child or grandchild in which the Holder is a controlling trustee, (ii) to a limited liability company, corporation or limited partnership in which the Holder and any of his spouse, parent, child or grandchild or a trust for any of them owns at least 80% of the equity interest and controls such entity or (iii) to any other person sixty (60) days after prior written notice of such Transfer is given to the Company, but any such Transfer shall be subject to the Company’s rights of set-off under the Consulting Agreement, dated as of November [____], 2006, by and between the Company and Frederick Fialkow, which shall be acknowledged in writing by the transferee, a copy of which shall be provided to the Company. Any Person that acquires this Note (or a portion hereof) in connection with a Permitted Transfer shall be deemed to be the “Holder” hereunder.

     5.        Prepayment

        (a)        Optional Prepayment. Subject to the terms and restrictions set forth in the GMAC Loan Documents, upon notice given as provided in this Section 5(a), the Company may, at its option, prepay this Note, without premium or penalty, as a whole at any time or in part from time to time, together with any accrued and unpaid interest thereon through the date of such prepayment. The Company shall give written irrevocable notice of any prepayment of this Note or any portion hereof pursuant to this Section 5(a) not less than ten (10) nor more than sixty (60) days prior to the date fixed for such prepayment. Such irrevocable notice of prepayment and all other notices to be given to the Holder shall be given by registered or certified mail to the person in whose name this Note is registered at its address designated on the register maintained by the Company on the date of mailing such notice of prepayment or other notice. Upon notice of prepayment being given as aforesaid, the Company covenants and agrees that it will prepay, on the date therein fixed for prepayment, the principal under this Note or the portion hereof (together with any accrued and unpaid interest on such principal through the date of such prepayment), as the case may be, so called for prepayment. A prepayment of less than all of the outstanding principal amount of this Note shall not relieve the Company of its obligation to make scheduled payments of interest payable in respect of the principal remaining outstanding on the Interest Payment Dates.

        (b)        Mandatory Prepayment. Subject to the terms and restrictions set forth in the GMAC Loan Documents, upon, or at any time after, the occurrence of a Company Change of Control, the holder or holders of a majority of the aggregate principal amount then outstanding under this Note may elect to require the Company to redeem all or any specified portion of this Note in accordance with the terms of this Section 5 by giving written notice to the Company of such election (the “Holder Election Notice”). The Company shall give the Holder written notice of the occurrence of a Company Change of Control no later than ten (10) days prior to the occurrence of such Company Change of Control. As used herein, the term “Company Change of Control” means the occurrence of any of the following events: (w) any “person” or “group” (as such terms are defined in Regulation 13D of the rules and regulations adopted under the Securities Exchange Act of 1934, as amended) (A) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing in excess of fifty percent of the total voting power of the Company’s then outstanding voting securities or (B) becomes the holder of a greater percentage of the combined voting power of the voting securities of the Company than are beneficially owned by Angelo Gordon & Company, LP and its Affiliates in the aggregate; (x) the Company is party to a merger or consolidation with an unaffiliated entity which results in the voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving or another entity) at least fifty (50%) percent of the combined voting power of the voting securities of the Company or such surviving or other entity outstanding immediately after such merger or consolidation; (y) the sale or disposition of all or substantially all of the Company’s assets (or consummation of any transaction having similar effect); or (z) the dissolution or liquidation of the Company. The Company shall specify in a notice promptly following the receipt by the Company of a Holder Election Notice, the date for prepayment, which shall be a date not less than 10 days nor more than 60 days after the delivery or receipt of the Holder Election Notice, but in any case no later than the date on which the Company Change of Control occurs. Upon notice of prepayment being given as aforesaid, the Company covenants and agrees that it will prepay, on the date therein fixed for prepayment, this Note or the portion hereof, as the case may be, so called for prepayment, together with any accrued and unpaid interest thereon through the date of such prepayment. A prepayment of less than all of the outstanding principal amount of this Note shall not relieve the Company of its obligation to make scheduled payments of interest payable in respect of the principal remaining outstanding on the Interest Payment Dates. The definition of the term “change of control” in the GMAC Credit Agreement shall be identical in all material respects to the definition of “Company Change of Control” in this Section 5(b).

        (c)        Interest After Date Fixed for Prepayment. If this Note or a portion hereof is called for prepayment as herein provided, this Note or such portion shall cease to bear interest on and after the date fixed for such prepayment unless, upon presentation for such purpose, the Company shall fail to pay this Note or such portion, as the case may be, in which event this Note or such portion, as the case may be, and, so far as may be lawful, any overdue installment of interest, shall continue to bear interest on and after the date fixed for such prepayment and until paid.

          (d)        Surrender of Note; Notation Thereon. Upon any prepayment of a portion of the principal amount of this Note, the Holder, at his option, may require the Company to execute and deliver at the expense of the Company (other than for transfer taxes, if any), upon surrender of this Note, a new Note registered in the name of such Person or Persons as may be designated by the Holder for the principal amount of this Note then remaining unpaid, dated as of the date to which the interest has been paid on the principal amount of this Note then remaining unpaid, or may present this Note to the Company for notation hereon of the payment of the portion of the principal amount of this Note so prepaid.

    6.    (a)    For purposes of this Section 6 and Section 7, the following terms have the meanings specified below:

        “GMAC Credit Agreement” means the Credit Agreement, dated as of [________], by and among the Company, as borrower, and the Lenders.

        “GMAC Loan Documents” means the GMAC Credit Agreement and the notes, security agreements, mortgages and other documents executed and delivered thereunder, each as amended (including any amendment and restatement thereof), modified, renewed, refunded, replaced, or refinanced in whole or in part from time to time, including any agreement extending the maturity of, consolidating, or otherwise restructuring (including adding subsidiaries of the Company as additional obligors thereunder) all or any portion of the principal, interest or other obligations under such agreements or any successor or replacement agreements and whether by the same or any other agent, lender, or group and whether or not increasing the amount of such obligations that may be incurred thereunder.

        “Intercreditor Agreement” means a customary form of Intercreditor Agreement, in form and substance acceptable to the Lenders (defined above) in their sole discretion, which is to be entered into among the Company, the Lenders (or their agent) and the Holder.

        “Lenders” means GMAC-RFC Health Capital and the other lenders party to the GMAC Credit Agreement.

        “Lien” means, with respect to any asset:

(i)	any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset;

(ii)	the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset;

(iii)	in the case of any money, balance on any account or other receivable, any right of set-off or consolidation of accounts or similar arrangement; and/or

(iv)	in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

        “Person” includes any individuals, corporations, partnerships, limited liability companies, trusts, other entities and groups (which term shall include a “group” as such term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended).

        “Senior Obligations” means all obligations (whether now outstanding or hereafter incurred, contingent or non-contingent, liquidated or unliquidated, or primary or secondary) of the Company in respect of (a) principal under the GMAC Credit Agreement or any other GMAC Loan Documents, (b) all interest and premium, if any, in respect of the obligations issued under the documents referred to in clause (a) above, (c) all fees payable pursuant to any GMAC Loan Documents, (d) all other obligations (including costs, expenses, letter of credit reimbursement obligations, or otherwise) of the Company to the Lenders arising under the GMAC Credit Agreement, including contingent reimbursement obligations with respect to outstanding letters of credit, all costs and expenses incurred by the Lenders in connection with their enforcement of any rights or remedies under the GMAC Credit Agreement, including, by way of example, attorneys fees, court costs, appraisal and consulting fees, auctioneer fees, rent, storage, insurance premiums, and like items, and irrespective of whether allowable as a claim against the Company in any bankruptcy, insolvency, receivership or other proceedings (collectively, “Insolvency Proceedings”), (e) post-petition interest on the Senior Obligations referred to in clauses (a) through (d) above, at the rate provided for in the instrument or agreements evidencing such Senior Obligations, accruing subsequent to the commencement of an Insolvency Proceeding (whether or not such interest is allowed as a claim in such Insolvency Proceeding), (f) all obligations under any extension, renewal, substitution, refinancing or replacement of the GMAC Credit Agreement, and (g) all obligations or liabilities of third persons secured by a Lien on any assets acquired after the date of this Note by the Company or any of its subsidiaries, to the extent that such assets have been acquired from the person or persons to whom such Liens are granted, or an Affiliate or Affiliates of such person or persons.

        “Subordinated Debt” means all principal, interest, fees, costs, enforcement expenses (including attorneys fees and disbursements), and all other payment obligations of any kind arising under this Note or any other Subordinated Document.

        “Subordinated Documents” means, collectively, this Note and any and all other documents or instruments evidencing or guarantying, directly or indirectly, any of the Subordinated Debt, whether now existing or hereafter created.

        (b)        The Company covenants and agrees, and the Holder by his acceptance hereof likewise covenants and agrees, that this Note is subject to the provisions of this Section 6, and each Person holding this Note, whether upon original issue or upon Transfer or exchange thereof, accepts and agrees to be bound by such provisions. The Holder by his acceptance hereof also acknowledges and agrees that the subordination provisions set forth in this Section 6 are, and are intended to be, an inducement and a consideration to each holder of the Senior Obligations to acquire and continue to hold, or to continue to hold, the Senior Obligations and such holder of the Senior Obligations shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or continuing to hold, such Senior Obligations.

        (c)        The Holder by its acceptance hereof agrees, for itself and each future holder of this Note or the Subordinated Debt, that the Subordinated Debt is expressly “subordinate” (as that term is hereinafter defined) and “junior in right of payment” (as that term is hereinafter defined) to the Senior Obligations. The Company agrees that other than the Senior Obligations, the Subordinated Debt shall not be subordinate or junior in right of payment to any other indebtedness of the Company for borrowed money. “Subordinate” means that no part of the Subordinated Debt shall have any claim to the assets of the Company on a parity with or prior to the claim of the holders of the Senior Obligations. “Junior in right of payment” means that unless and until the Senior Obligations have been paid in full, without the express prior written consent of the holders of the Senior Obligations and subject to Section 6(d) of this Note, the Holder will not take, demand (including by means of any legal action) or receive from the Company, and the Company will not make, give or permit, directly or indirectly, by set-off, redemption, purchase or in any other manner, any payment of the whole or any part of the Subordinated Debt.

        (d)        The Company may not make, and Holder may not receive any payments in cash or other property of any kind or nature in respect of the Subordinated Debt; provided, however, that the Company may make quarterly interest payments so long as there is no default or event of default under the Senior Obligations.

        (e)        Unless and until the Senior Obligations have been paid in full and irrespective of whether a default or event of default has occurred and is continuing with respect to the Senior Obligations, and until the occurrence of a Triggering Event (as defined below) and in any event no earlier than ten days after the Lenders (or their agent) receive written notice from the Holder of any of the following actions: (A) the Holder shall not, directly or indirectly, commence, prosecute, or participate in any lawsuit, action, or proceeding, whether private, judicial, equitable, administrative, or otherwise (including, without limitation, the filing of any bankruptcy petition or case against the Company or any of the Company’s assets) to enforce his rights or interests in respect of the Subordinated Debt, and (B) the Holder shall have no right either to (x) obtain a Lien on any assets of the Company, or (y) enforce any Liens in, foreclose, levy, or execute upon, or collect or attach any of the Company’s assets, whether by judicial action or otherwise. As used herein, the term “Triggering Event” means the earlier to occur of (i) the acceleration of the Senior Obligations under the GMAC Loan Documents or (ii) the occurrence or commencement of any voluntary or involuntary insolvency, bankruptcy, receivership, custodianship, liquidation, dissolution, reorganization, assignment for the benefit of creditors, appointment of a custodian, receiver, trustee or other officer with similar powers or any other proceeding for the liquidation, dissolution or other winding up of the Company (each a “Proceeding”); provided, that such Proceeding was not instigated, prosecuted or initiated by or with the participation and cooperation of any Holder of this Note. In the event that the Holder obtains any Liens in violation of the provisions of this Note, any and all of such Liens shall in each case be subordinate to the Liens on the collateral securing the Senior Obligations.

        (f)        The expression “payment in full” or “paid in full” or any similar term or phrase when used in this Note with respect to the Senior Obligations shall mean the payment in full of all such Senior Obligations in cash or such other form of payment as may be acceptable to the holders of Senior Obligations, or, in the case of Senior Obligations consisting of contingent obligations in respect of letters of credit, or other reimbursement obligations, the setting apart of cash sufficient to discharge such portion of the Senior Obligations in an account for the exclusive benefit of the holders thereof, in which account such holders shall be granted a first priority perfected security interest in a manner reasonably acceptable to such holders.

        (g)        Upon any payment by the Company, or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to creditors upon any dissolution, winding-up, liquidation or reorganization of the Company, whether voluntary or involuntary or in any Insolvency Proceeding, all amounts due or to become due upon the Senior Obligations shall first be paid in full before any payment is made on account of the principal or premium, if any, and interest on this Note; and upon any such dissolution, winding-up, liquidation or reorganization or Insolvency Proceeding, any payment by the Company, or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to which the Holder would be entitled, except for the provisions of this Section 6(g), shall be paid by the Company or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other Person making such payment or distribution, or by the Holder if received by him, directly to the holders of the Senior Obligations (pro rata to such holders on the basis of the respective amounts of the Senior Obligations held by such holders, or as otherwise required by law or a court order) or their respective representative or representatives, to the extent necessary to pay the Senior Obligations in full in cash or in such other form of payment as may be acceptable to the holders of the Senior Obligations after giving effect to any concurrent payment or distribution to or for the holders of the Senior Obligations before any payment or distribution is made to the Holder.

        (h)        (i) In the event that the Holder receives any payment or distribution of assets of the Company of any kind in contravention of any term of this Note, whether in cash, property or securities, including, without limitation, by way of setoff or otherwise, before the Senior Obligations are paid in full, then such payment or distribution shall be held by the recipient or recipients in trust for the benefit of, and shall immediately be paid over or delivered to, the holders of the Senior Obligations or their respective representative or representatives, for application to the payment of the Senior Obligations remaining unpaid to the extent necessary to make payment in full, in cash or such other form of payment as may be acceptable to the holders of the Senior Obligations, of the Senior Obligations remaining unpaid, after giving effect to any concurrent payment or distribution, or provision therefor, to or for the holders of the Senior Obligations.

                (ii)        For purposes of Section 6, the words “cash, property or securities” shall not be deemed to include shares of stock of the Company as reorganized or readjusted, or securities of the Company or any other corporation provided for by a plan of reorganization or readjustment, the payment of which is subordinated (at least to the extent provided in this Section 6 with respect to this Note) to the payment of the Senior Obligations which may at the time be outstanding.

                (i)        (i) No right of any present or future holder of the Senior Obligations to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by the Company with the terms, provisions and covenants of this Note, regardless of any knowledge thereof which any such holder may have or otherwise be charged with.

                (ii)        Without in any way limiting the generality of the foregoing paragraph, the holders of the Senior Obligations may, at any time and from time to time, without the consent of or notice to the Holder, without incurring responsibility to the Holder, and without impairing or releasing the subordination provided in this Note or the obligations of the Holder to the holders of the Senior Obligations, do any one or more of the following: (a) change the manner, place, or terms of payment (including any change in the rate of interest) or extend the time of payment of, or renew, amend, modify, alter, or grant any waiver or release with respect to, or consent to any departure from, the Senior Obligations or any instrument evidencing the same or any agreement evidencing, governing, creating, guaranteeing or securing the Senior Obligations; (b) sell, exchange, release, or otherwise deal with any property pledged, mortgaged or otherwise securing the Senior Obligations; (c) release any Person liable under or in respect of the Senior Obligations; (d) fail or delay in the perfection of Liens securing the Senior Obligations; (e) exercise or refrain from exercising any rights against Company and any other Person; or (f) amend, or grant any waiver or release with respect to, or consent to any departure from, any guarantee for all or any of the Senior Obligations. Notwithstanding anything to the contrary herein, the Company agrees that it shall not extend the maturity date of any Senior Obligations beyond the Maturity Date without the written consent of the Holder.

        (j)        Nothing contained in this Section 6(j) or elsewhere in this Note is intended to or shall impair, as among the Company, its creditors other than the holders of the Senior Obligations, and the Holder, the obligation of the Company, which is absolute and unconditional, to pay to the Holder the principal of, and premium, if any, and interest on this Note as and when the same shall become due and payable in accordance with its terms, or is intended to or shall affect the right of the Holder and creditors of the Company other than the holders of the Senior Obligations. No provision of this Section 6(j) shall prevent the occurrence of any default or event of default under this Note.

        (k)        The Holder, by acceptance of the rights and benefits of this Note, hereby agrees to enter into the Intercreditor Agreement with the Company and the Lenders (or their agent).

    7.        None of the provisions of this Note may be waived, amended, supplemented or otherwise modified without the written consent of the Company and the Holder. In addition, Section 6 hereof may not be waived, amended, supplemented or otherwise modified without the prior written consent of the holders of the Senior Obligations, which may be withheld in such holders’ sole discretion. An assignment of this Note by the Holder may be effectuated only upon surrender of the original Note to the Company followed by either reissuance of the Note to the new Holder hereof or the issuance of a new instrument to such new Holder by the Company. The Company shall not be obligated to recognize any Person other than the registered Holder as having an interest in this Note, despite any notice to the contrary, unless the provisions of this Section 7 have been complied with.

    8.        If any one or more of the following events, herein called “Events of Default,” shall occur and such Event of Default shall be continuing:

        (a)        default shall be made in the payment of the principal of this Note when and as the same shall become due and payable, whether at maturity or at a date fixed for prepayment or by acceleration or otherwise; or

        (b)        default shall be made in the payment of any installment of interest on this Note when and as the same shall become due and payable, and such default shall continue for 10 business days after notice from the Holder; or

        (c)        the entry of a decree or order for relief by a court having jurisdiction in the premises in respect of the Company or any of its subsidiaries in any involuntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy, insolvency or other similar laws, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Company or any of its subsidiaries for any substantial part of any of their property or ordering the winding-up or liquidation of any of their affairs and the continuance of any such decree or order unstayed and in effect for a period of 30 consecutive days; or

        (d)        the commencement by the Company or any of its material subsidiaries of a voluntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy, insolvency or other similar laws, or the consent by any of them to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Company or any of its material subsidiaries for any substantial part of any of their property, or the making by any of them of any general assignment for the benefit of creditors, or the failure of the Company or of any of its material subsidiaries generally to pay its debts as such debts become due; or

        (e)        a default or an event of default as defined in any instrument evidencing or under which the Company or any of its material subsidiaries has outstanding at the time any indebtedness for borrowed money in excess of $5,000,000 in aggregate principal amount shall occur and as a result thereof the maturity of any such indebtedness shall have been accelerated so that the same shall have become due and payable prior to the date on which the same would otherwise have become due and payable and such acceleration shall not have been rescinded or annulled within 20 days;

then, subject to Section 6 of this Note, the holders of a majority of the aggregate principal amount of this Note then outstanding may, at their option, by a notice in writing to the Company declare this Note to be, and this Note shall thereupon be and become immediately due and payable together with interest accrued thereon, without diligence, presentment, demand, protest or further notice of any kind, all of which are expressly waived by the Company to the extent permitted by law. For purposes of clauses (d) and (e), the term “material subsidiary” shall mean each subsidiary of the Company, other than subsidiaries that are dormant, or conduct no business other than the holding of assets of insignificant value.

        At any time after any declaration of acceleration has been made as provided in this Section 8, the holders of a majority in principal amount of this Note then outstanding may, by notice to the Company, rescind such declaration and its consequences; provided, however, that no such rescission shall extend to or affect any subsequent default or Event of Default or impair any right consequent thereon.

        Notwithstanding anything to the contrary herein, upon the occurrence and during the continuance of an Event of Default, the unpaid principal balance of this Note (and all accrued and unpaid interest thereon) shall bear interest at the rate of 10.00% per annum (the “Default Interest Rate”), and interest at the Default Interest Rate shall accrue until the applicable Event of Default resulting in the application of such Default Interest Rate shall have been cured or, if the Holders declared this Note to be immediately due and payable in accordance with this Section 8, until full payment is received, as applicable.

        Subject to the provisions of Section 6(e) of this Note, in case any one or more of the Events of Default specified in this Section 8 of this Note shall happen and be continuing (subject to any applicable cure period expressly set forth herein), the Holder may proceed to protect and enforce its rights by suit in equity, action at law and/or by other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Note or in aid of the exercise of any power granted in this Note, or may proceed to enforce the payment of this Note or to enforce any other legal or equitable right of the holder of this Note, and subject to the provisions of Section 6 of this Note, the Company will pay to the Holder such amounts as shall be sufficient to cover the reasonable costs and expenses of the Holder (including reasonable attorneys’ fees) incurred in connection with such enforcement of the Holder’s rights.

    9.     This Note is subject to the terms and conditions of the Intercreditor Agreement, and in the event of any inconsistency between this Note and the Intercreditor Agreement, the terms of the Intercreditor Agreement shall control.

        This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the internal laws of the State of New York, without regard to the conflicts of law principles thereof which would specify the application of the law of another jurisdiction.

NATIONAL HOME HEALTH CARE CORP. By: __________________________ Name: Title:

FORM OF ASSIGNMENT

I or we assign this Note to

(Print or type name, address and zip code of assignee)

        Please insert Social Security or other identifying number of assignee and irrevocably appoint ________________ agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Dated: _____________	Signed:	x___________________________________________________ x___________________________________________________ x___________________________________________________

Signatures guaranteed:	x___________________________________________________
THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN
ELIGIBLE GUARANTOR INSTITUTION (BANKS,
STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND
CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED
SIGNATURE GUARANTEE MEDALLION PROGRAM), PURSUANT
TO S.E.C. RULE 17Ad-15.

KEEP THIS CERTIFICATE IN A SAFE PLACE. IF IT IS LOST, STOLEN OR DESTROYED, THE COMPANY MAY REQUIRE A BOND OF
INDEMNITY AS A CONDITION TO THE ISSUANCE OF A REPLACEMENT CERTIFICATE.